Exhibit 99.1

Press Release	Source: Small World Kids, Inc.

Small World Kids Net Sales Increase 14.5% Year-Over-Year
Tuesday April 4, 6:00 am ET

CULVER CITY, Calif., April 4 /PRNewswire-FirstCall/ – Small World Kids, Inc. (OTC Bulletin Board: SMWK - News), announced financial results for the year ended December 31, 2005.

Net sales for Small World Kids was $33.8 million, an increase of 14.5% compared to net sales of $29.5 million in 2004. Gross profit for the year 2005 increased $1.0 million, or 8.6%, to $13.1 million. Net loss for the year-ended December 31, 2005 was $6.8 million versus a net loss of $1.1 million for the year 2004. Net loss attributable to common stock was $8.9 million which included the following non-cash charges.

•                  $2.2 million charge to reflect the warrants and beneficial conversion feature relating to the conversion the $5 million Bridge Note to Convertible Preferred

•                  $1.5 million interest expense resulting from the amortization of debt discounts,

•                  $.7 million in depreciation and amortization expenses,

•                  $.5 million compensation expense attributable to the issuances of stock options granted to consultants for services, and

•                  $.3 million charge for the write-off of barter credits

Year-End Highlights and improvements:

•                  Net sales for 2005 were $33.8 million, an increase of 14.5% over 2004 sales

•                  Acquired two major customers, COSTCO and Target.

•                  Secured a new $18.5 million credit facility with Laurus Master Fund, Ltd. on February 28, 2006. The proceeds were used to repay funds borrowed under the revolving credit facility with PNC Bank,

•                  Entered into a Purchase Order Revolving Credit Line of $5 million with Horizon Financial Services Group USA to provide financing for the acquisition of product from overseas vendors, and

•                  Reduced operating expenses by $.6 million going into 2006

•                  In June 2005, Small World Kids acquired certain assets of Imagiix, a developer and marketer of infant, toddler and preschool toys sold under the Imagiix® brand

•                  Secured the exclusive distribution rights for the United States for Star Electronics (TM) and will begin selling their products in the second quarter of 2006.

“We are very pleased with our year-to-year growth, as we were able to grow our net sales 14.5% organically,” commented Debra Fine, CEO of Small World Kids, Inc., especially with the additions of new customers, COSTCO and Target, and the rights to distribute Star Electronic(TM) products. In 2006, our key objectives will be to restructure our debt obligations, increase profitability and complete a financing that will put the company on solid footing to reach our projected 2006 growth of 15%,” Fine concluded.”

Small World Kids Inc., through its wholly owned subsidiary Small World Toys, develops, manufactures, markets and distributes high-quality specialty toys and educational products for children. Its sales categories include infant, preschool, early learning, imaginative and active play, represented by award-winning brand names Ryan’s Room®, Gertie Ball®, IQ Baby®, and Neurosmith®. The company also holds rights in the U.S. for specialty channel distribution for brands such as Tolo® and Star Electronics(TM). Small World Toys’ products are sold in over 3,000 locations – including educational channels, retail chains, Internet sites, catalogues and specialty stores.

For more information, please visit www.smallworldtoys.com or call 310-645-9680.

For information, call

Lisa Orman, KidStuff Public Relations

(608) 767-1102